                                                                EXHIBIT 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 2-74980 on Form N-1A of our report dated March 23, 2006, relating to the financial statements and financial highlights of Morgan Stanley U.S. Government Money Market Trust (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended January 31, 2006, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


Deloitte & Touche LLP
New York, New York
May 25, 2006